Exhibit 3.23

EXECUTION VERSION

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

HOSTGATOR.COM LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of HostGator.com LLC, a Florida limited liability company (the “Company”), dated as of July 13, 2012, is entered into by The Endurance International Group, Inc., a Delaware corporation (the “Member”). Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, on September 2, 2004, Brent Oxley (the “Withdrawing Member”) formed the Company as a limited liability company pursuant to the provisions of the Florida Limited Liability Company Act (FL Stat § 608.401 et seq.) as amended (the “Act”) and was thereafter the sole owner of the membership interests of the Company;

WHEREAS, the Withdrawing Member, as the sole member of the Company, entered into the Limited Liability Operating Agreement of the Company, dated as of July 12, 2012 (the “Existing Agreement”);

WHEREAS, on June 12, 2012, the Member entered into the certain Membership Units Purchase Agreement, by and among the Member, the Withdrawing Member, the Company, WelcomeDomain.com LLC, a Texas limited liability company, LaunchPad.com Inc., a Delaware corporation, and WP Expedition Topco LLC, a Delaware limited liability company (as amended on July 13, 2012, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Withdrawing Member agreed to sell, assign, transfer and convey to the Member free and clear of any and all Liens all right, title and interest of the Withdrawing Member in, and with respect to, all of the equity interests of the Company (the “Membership Units”), and the Member agreed to purchase and acquire from the Withdrawing Member, all right, title and interest in and to all of the Membership Units at the Closing;

WHEREAS, immediately following the Closing on July 13, 2012, the Member is the owner of all of the Membership Units in the Company; and

WHEREAS, the Member desires to amend and restate the Existing Agreement in its entirety;

NOW, THEREFORE, the Existing Agreement is amended and restated as follows:

ARTICLE I

ORGANIZATION

1.01. Formation of the Company. The Withdrawing Member executed and caused to be filed with the Secretary of State of the State of Florida the Certificate of Formation (the “Certificate”) of the Company on September 2, 2004 in order to form the Company pursuant to the Act.

1.02. Registered Office and Registered Agent. The Company shall have its registered office in the State of Florida at Corporation Trust Center, 1200 South Pine Island Road, Plantation, Florida 33324. The name of its registered agent at such address is Corporation Trust Center.

1.03. Purposes of the Company. The purposes of the Company shall be to engage in any lawful business the Company may undertake.

1.04. Term of the Company. The existence of the Company commenced on September 2, 2004 and shall continue until dissolution thereof in accordance with the provisions of the Certificate or this Agreement.

1.05 Principal Office. The principal office and place of business of the Company shall be located at: 11251 Northwest Freeway, Suite 400, Houston, Texas 77092 (the “Principal Office”).

ARTICLE II

MANAGEMENT OF COMPANY

2.01. Management. Management rights are vested in the Member and all decisions will be made in the sole discretion of the Member.

2.02. Officers. (a) The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Florida. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Florida Business Corporation Act (the “FBCA”), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Member. Without regard to the general delegation to the officers as set forth above, each officer with the title “Chief Executive Officer”, “President”, “Executive Vice President”, “Senior Vice President”, “Vice President”, “Secretary”, “Assistant Secretary”, “Chief Financial Officer” or “Treasurer” is hereby designated as an authorized person and, acting alone, shall have the power, and is hereby authorized, to make, enter into, sign and perform all contracts, agreements, reports and undertakings of the Company that have been authorized by the Member in accordance with Section 2.01. Any number of offices may be held by the same person. Any delegation pursuant to this Section 2.02 may be revoked at any time by the Member.

(b) Each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any officer may be removed as such, either with or without cause, by the Member at any time. Any vacancy occurring in any office of the Company may be filled by the Member.

(e) The following persons are hereby appointed officers of the Company:

Hari Ravichandran – Chief Executive Officer

Christina Lane – Chief Financial Officer and Treasurer

David C. Bryson - Executive Vice President, General Counsel and Secretary

2.03. Certain Transactions. The fact that a Member or any affiliate of a Member is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation.

2.04. Duties of Members. The Member hereby agrees, notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, that when the Member takes any action under this Agreement to give or withhold its consent, such Member shall, to the extent permitted by law, have no duty (fiduciary or other) to consider the interests of the Company or any of its subsidiaries or any other members and may act exclusively in its own interest and shall have only the duty to act in good faith.

ARTICLE III

CAPITAL CONTRIBUTIONS; RESIGNATION; DISTRIBUTIONS

3.01. Membership Interests. The Member shall hold all of the Membership Units in the Company.

3.02. Capital Contributions. The Member shall not be obligated to make any contribution to the capital of the Company (such contribution, a “Capital Contribution”). If Capital Contributions are called for, the Member shall make Capital Contributions at such times and in such amounts as may be determined by the Member. The Member will make Capital Contributions from time to time as appropriate in respect of reasonable administrative and other reasonable expenses of the Company. Except as a result of the transfer of all or a portion of the Membership Interest that is expressly permitted by this Agreement, no person other than the Member shall become a member of the Company.

3.03. Capital Accounts. The Company shall maintain a separate capital account (the “Capital Account”) for the Member that shall consist of (a) the sum of (i) the Member’s Capital Contributions paid to the Company as of any given time, (ii) the portion of the Company’s net income allocated to the Member pursuant to Section 4.02, and (iii) the amount of any Company liabilities assumed by such Member, less (b) the sum of (i) the portion of the Company’s net loss allocated to the Member pursuant to Section 4.02, (ii) all distributions made by the Company to the Member pursuant to Sections 3.06 and 5.03, and (iii) the amount of any Member liabilities assumed or paid by the Company by action of the Member.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

3.04. Return of Capital. Except upon the dissolution of the Company as provided in Section 5.01 herein, the Member shall not have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

3.05. No Interest on Capital Contribution. The Member shall not be paid interest on any of its Capital Contributions or on its Capital Account.

3.06. Distributions. Distributions shall be made at such times as the Member shall determine. Distributions may be made in cash or in-kind. The Member may reserve amounts for anticipated expenses or contingent liabilities of the Company.

ARTICLE IV

ALLOCATIONS

4.01. Calculation of Profits and Losses. The profits and losses of the Company shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles.

4.02. Allocation of Profits and Losses. (a) Except as otherwise set forth in this Section 4.02, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated to the Member in a manner such that if the Company were dissolved, its affairs wound up and its assets distributed to the Member in accordance with its Capital Account balance immediately after making such allocation, such distribution would, as nearly as possible, be equal to the distributions that would be made pursuant to Section 5.03.

(b) For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Member in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 4.02, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i).

(c) Notwithstanding any provision set forth in this Section 4.02, no item of deduction or loss shall be allocated to the Member to the extent the allocation would cause a negative balance in the Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that the Member would be required to reimburse the Company pursuant to this Agreement or under applicable law.

(d) In the event the Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of the Company’s income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account in excess of that permitted under Section 4.02(c) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 4.02(d) shall be taken into account in computing subsequent allocations pursuant to this Section 4.02 so that the net amount of any items so allocated and all other items allocated to the Member pursuant to this Section 4.02 shall, to the extent possible, be equal to the net amount that would have been allocated to the Member pursuant to the provisions of this Section 4.02 if such unexpected adjustments, allocations or distributions had not occurred.

ARTICLE V

DISSOLUTION AND TERMINATION OF THE COMPANY

5.01. Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

(i) termination hereof by the Member; or

(ii) the occurrence of any of the events set forth in Section 11.051 of the Act that affects the Member and thereby results in the dissolution of the Company.

5.02. Winding Up. Upon dissolution of the Company, the Member shall proceed diligently to wind up the affairs of the Company and distribute its assets.

5.03. Liquidation and Termination. Upon dissolution of the Company, as expeditiously as is reasonable, the Member shall pay the liabilities of the Company and make distributions in the following manner and order:

(a) to creditors, including the Member if a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b) to the Member.

At such time as the distributions provided for in (i) and (ii) above have been made, the Company shall terminate.

5.04. Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE VI

COMPANY EXPENSES, BOOKS AND RECORDS

6.01. Operating Expenses. The Member may, acting in its sole discretion, (i) charge to the Member amounts to pay the Company’s contingent liabilities, if any, or (ii) reserve amounts to pay the Company’s operating expenses, including administrative expenses and fees, before any allocations are made to the Member.

6.02. Fiscal Year and Method of Accounting. The Member shall select the appropriate method of accounting and the beginning and end of its fiscal year (except for the first fiscal year of the Company, which shall begin on the date of this Agreement).

6.03. Records. The books and records of the Company shall be maintained at a location to be determined by the Member, in its sole discretion.

6.04. Financial Statements and Reports. The Member shall oversee the accounting, tax and record keeping matters of the Company.

6.05 Certificates. Membership Units will be certificated unless otherwise determined by the Member. The Company hereby elects, pursuant to Fla. Stat. § 678.1031(3), that each limited liability company interest in the Company shall constitute a ‘security’ governed by Fla. Stat. § 678, and that any certificate evidencing its limited liability interest in the Company is a ‘certificated security’ within the meaning of Fla. Stat. § 678.1021(1)(d).

ARTICLE VII

LIABILITY AND INDEMNIFICATION

7.01. Liability. (a) No Member, manager or officer of the Company, or any employee, director, officer, agent, shareholder, limited partner or general partner of the Member, shall be liable, responsible or accountable in damages or otherwise to the Company or the other members by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud, gross negligence or willful misconduct. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.01 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.01 to the fullest extent permitted by law.

(b) No Member, manager or officer shall be subject in such capacity to any personal liability whatsoever to any person in connection with the Company assets or the acts, obligations or affairs of the Company. The Member shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Act. The rights accruing to the Member under this Section 7.01 shall not exclude any other right to which the Member may be lawfully entitled, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse the Member in any appropriate situation even though not specifically provided herein.

(c) Except as provided in this Section 7.01, no Member, manager or officer of the Company, or any employee, director, officer, agent, shareholder, limited partner or general partner of the Member in his or her capacity as such shall be liable under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

7.02. Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Member, each manager and each officer of the Company and each employee, director, officer, agent, shareholder, limited partner and general partner of the Member (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section 7.02 shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.01. Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of the Member.

8.02. Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Member. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

8.03. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing, shall be either personally delivered to the Member or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by facsimile or electronic mail, addressed to the Member at the address listed on Schedule A (or at such other address for the Member as shall be specified by like notice).

All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission or electronic mail; (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

8.04. GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

8.05. Future Actions. The Company and the Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

8.06. Limitation on Rights of Others. None of the provisions of this Agreement, including Section 3.02, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than an Indemnified Person).

8.07. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Member has executed this Amended & Restated Limited Liability Company Operating Agreement as of the day and year first above written.

By: THE ENDURANCE INTERNATIONAL GROUP, INC.

By:	/s/ Hari Ravichandran
	Name:	Hari Ravichandran
	Title:	CEO

[Signature Page to Amended & Restated LLC Operating Agreement of HostGator.com LLC]

SCHEDULE A

NAME AND ADDRESS OF THE MEMBER

Name	Address

The Endurance International Group, Inc.	70 Blanchard Road
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 272-2915
E-mail: hravichandran@maileig.com